Exhibit 15

September 7, 2018

To the Board of Directors and Shareholders
of L Brands, Inc.:

We are aware of the incorporation by reference in the following Registration Statements of L Brands, Inc. and, with respect to the Registration Statement on Form S-3 and Form S-8 in the related Prospectus of L Brands, Inc.:

Registration Statement (Form S-8 No. 333-161841)
Registration Statement (Form S-8 No. 333-176588)
Registration Statement (Form S-8 No. 333-206787)
Registration Statement (Form S-3 ASR No. 333-209236);

of our report dated September 7, 2018 relating to the unaudited consolidated interim financial statements of L Brands, Inc. and its subsidiaries that are included in its Form 10-Q for the quarter ended August 4, 2018.

/s/ Ernst & Young LLP

Grandview Heights, Ohio